Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

Master Portfolio Trust

We consent to the use of our reports with respect to Western Asset Institutional Liquid Reserves and Western Asset Institutional Money Market Fund, each a series of Legg Mason Partners Institutional Trust, and Liquid Reserves Portfolio, a series of Master Portfolio Trust, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” and in Appendix C: “Financial Highlights of Western Asset Institutional Liquid Reserves—Institutional Shares” in the Information Statement/Prospectus on Form N-14.

New York, New York

April 4, 2011